Exhibit 99.1

FOR IMMEDIATE RELEASE

October 9, 2026

ART’S WAY REPORTS A 12% REVENUE INCREASE THROUGH FIRST NINE MONTHS OF FISCAL 2026

ARMSTRONG, IOWA, October 9, 2026 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research needs, announces its financial results for the third quarter and first nine months of fiscal 2026.

	For the Three Months Ended
	(Consolidated)
	August 31, 2026	August 31, 2025
Sales	$5,615,000	$6,432,000
Operating Income (Loss)	$(70,000)	$345,000
Net Income (Loss)	$(140,000)	$254,000
EPS	$(0.03)	$0.05

Weighted Average Shares Outstanding	5,201,440	5,106,033

	For the Nine Months Ended
	(Consolidated)
	August 31, 2026	August 31, 2025
Sales	$20,110,000	$17,910,000
Operating Income	$547,000	$858,000
Net Income	$230,000	$1,680,000
EPS	$0.04	$0.33

Weighted Average Shares Outstanding	5,176,868	5,085,183

Marc McConnell, the Company’s President, CEO, and Chairman, reports, “We are pleased to announce our third quarter results, although we believe these results aren’t entirely representative of how the year is evolving for us. We continue to be pleased with the strong demand for livestock equipment we’ve experienced for much of the year, resulting in Agricultural Equipment sales that remain ahead of 2025 levels. In our Modular Buildings segment, our reduced revenue for the quarter was largely attributable to timing of revenue recognition on projects under contract. Demand remains strong in this segment and, as has been previously announced, we have significant projects in our pipeline that constitute the largest backlog in our history that suggest strong performance going forward. In both segments we are battling rising material and operating costs that have put pressure on margins. We are actively working to regain margin in both businesses while continuing to grow in the markets we serve. We are pleased with the overall trends year to date and look forward to continued progress with particular focus on quality, innovation, and outstanding customer service."

Consolidated

●	Sales decreased $816,000, or 12.7% for the three months and increased $2,199,000, or 12.3% for the nine months ended August 31, 2026, as compared to the same periods in fiscal 2025.
●	Gross profit as a percentage of sales declined by 2.1% to 27.9% for the nine months ended August 31, 2026, as compared to the first nine months of fiscal 2025.
●

Operating expenses as a percentage of sales increased by 0.2% to 25.1% for the nine months ended August 31, 2026, as compared to the same period in fiscal 2025. Operating income declined by 2.1% for the nine months ended August 31, 2026, as compared to the same period in fiscal 2025.

●

Net loss of $140,000 for the three months ended August 31, 2026, and net income of $230,000 for the nine months ended August 31, 2026. The Company received $1,154,000 of Employee Retention Credit net of income tax in Q2 of fiscal 2025 that was not repeated in fiscal 2026, which affects comparability for the nine-month period.

Agricultural Products

●	Sales increased $82,000, or 2.7% for the three months and increased $1,237,000, or 12.4% for the nine months ended August 31, 2026, as compared to the same periods in fiscal 2025.
●	Gross profit as a percentage of sales increased by 4.0% to 28.4% for the nine months ended August 31, 2026, as compared to the first nine months of fiscal 2025.
●

Operating expenses as a percentage of sales increased by 1.1% to 34.6% for the nine months ended August 31, 2026, as compared to the same period in fiscal 2025. Operating loss improved by $215,000 for the nine months ended August 31, 2026, as compared to the same period in fiscal 2025.

●

Net loss of $725,000 for the nine months ended August 31, 2026, compared to net income of $139,000 for the same period of fiscal 2025. We received an Employee Retention Credit refund during the nine months ending August 31, 2025, that positively impacted net income by $976,000 in this segment and affects comparability.

The overall outlook for the agricultural sector remains bleak with modest row crop prices and rising input costs. Despite this, our sales have increased compared to fiscal 2025 as heightened dealer inventories from previous years have returned to normal stocking levels. So far, fiscal 2026 has seen increased demand for grinder mixers, manure spreaders and bale processors from fiscal 2025, which we attribute mostly to strong livestock prices. Our sugar beet equipment demand is down noticeably from prior years, as sugar beet prices declined in the first fiscal quarter of 2026. We believe this softening demand was mitigated by the introduction of our new ClearView beet head in twelve and eight row configurations this year. We strategically deployed an experienced product specialist into our primary beet territory beginning in April 2026 to drive new customer activity and further technological development. We are still carrying elevated whole good inventory levels in beet and manure spreading equipment compared to prior years to put us in position to react to spikes in demand. We will build up grinder mixer inventory in the event we are able to work through our backlog but have yet to get ahead of demand for these products. The margin increase for fiscal 2026 is due primarily to increased sales, which resulted in better absorption of fixed manufacturing costs. Our grinder mixer sales increased approximately $1,523,000 year-on-year. The price of steel we use to manufacture agricultural equipment increased over 40% from our fiscal year end and rising oil prices may challenge our margins for the rest of fiscal 2026.

Modular Buildings

●	Sales decreased $898,000, or 26.0% for the three months and increased $962,000, or 12.1% for the nine months ended August 31, 2026, as compared to the same periods in fiscal 2025.
●	Gross profit as a percentage of sales declined by 9.2% to 27.2% for the nine months ended August 31, 2026, as compared to the same period in fiscal 2025.
●	Operating expenses as a percentage of sales decreased by 0.09% to 13.2% for the nine months ended August 31, 2026, as compared to the same period in fiscal 2025.
●

Net income of $955,000 for the nine months ended August 31, 2026, compared to net income of $1,541,000 for the same period of fiscal 2025. We received an Employee Retention Credit refund during the nine months ending August 31, 2025, that positively impacted net income by $179,000 in this segment.

While sales for the nine months ended August 31, 2026, were up year on year, our third fiscal quarter had a lull in progress on contracts as we concluded on-site projects and completed design work for expected construction contracts that eventually became backlog. Current backlog is the highest in the history of this segment and is expected to carry us through the end of fiscal 2027. Our margin decrease for the first nine months of fiscal 2026 is due to the selling of a warrantied agriculture modular building at cost, project overages on site work while completing current contracts and contingencies that became profits in the first quarter of fiscal 2025 that was not repeated in the first nine months of fiscal 2026.

Income per Share: Income per basic and diluted share for the first nine months of fiscal 2026 was $0.04, compared to income per basic and diluted share of $0.33 for the same period in fiscal 2025.

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 70 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 100 employees across two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact:

Marc McConnell, President, Chief Executive Officer and Chairman

712-208-8467

marc.mcconnell@artsway.com

Or visit the Company’s website at www.artsway.com/

Caution Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “foresee,” “optimistic,” “opportunity,” or the negative of these terms or other similar expressions. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including, but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases and tariffs, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) future agricultural sales and plans to enter into building contracts; (vi) cash flows and plans to fund strategic initiatives and pay down debt; and (vii) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and tariffs and their effect on the Company’s supply chain and demand for its products; domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; and other factors detailed from time to time in the Company’s public filings with the Securities and Exchange Commission. Actual results may differ materially from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.